Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT ("Agreement"), made and entered into as of this 6th day of April, 2012, by and between:

1)	NET ELEMENT, INC., a Delaware company with its principal place of business at 1450 South Miami Avenue, Miami, FL 33130 ("NETE"), represented by Mike Zoi acting in accordance with_____________

2)	Mr. IGOR YAKOVLEVICH KRUTOY (passport of the Russian citizen No 45 04 783332 issued on the 04th of December 2002 by Otdel Vnutrennyh Del “Gagarinskiy”, subdivision code 772-068, registered at Russia, Moscow, Kosygina street, 10, apt 9) ("Krutoy”)

jointly referred to as “the Parties”

Definitions and interpretation

In this Agreement (including in the preamble), unless the context requires otherwise, the following terms shall have the meanings given below:

Advisor – a person, liable for providing professional opinion upon the issues of business of the Joint Venture. The Advisor undertakes to provide the Board of Directors of the Joint Venture with his opinion upon business progress of Joint Venture on the Board’s written request. The commitment of the Advisor shall be limited by twenty hours of work per year. The consideration of the Advisor is described in Clause 1.02 (b) of the Agreement.

Articles of Associations – the main statute document of the Joint Venture, drawn in accordance with the legislation of the Russian Federation (especially – Civil Code and Federal law upon Limited Liability Companies) and thus containing the issues, that are listed in the above mentioned laws: the name of the Joint Venture, place of incorporation (legal address), management procedure, size of the stock capital, membership and limits of reference of the authorities of the legal entities and procedure of the decision-making, the rights and obligations of the parties, procedures and consequences of participant’s secession from the Joint Venture, procedure of sale of the share by the participant, procedures of storing the documents of the Joint Venture and providing the participants and the third parties of the information upon the Joint Venture.

Board of Directors – the board of Directors of the Joint Venture, elected and acting in accordance with article IV of the present Agreement, the Articles of Associations of the Joint Venture and in accordance with the legislation of Russian Federation regulating the issues of elections and activity of the Board of Directors. The Board of Directors shall comprise 4 persons (citizens of Russia), which are to be re-elected each year, the Chairman of the Board of Directors shall be Krutoy.

Business – the business activities described in Clause 1.01 of the Agreement.

Business Plan – a Business plan for the joint Venture, drawn and executed by the Manager and the personnel of the Joint Venture

Closing – the procedure of completion of the Agreement, which includes the execution of terms, undertaken by the both Parties under the Agreement and which triggers the full efficiency of the present Agreement.

Chairman – the head of the Board of Directors of the Joint Venture, having the authority as provided in the Articles of Associations of the Joint Venture.

Content – intellectual property, consisting of libraries of music, video, songs, music videos and etc., which shall make the content libraries of the Website and which can be used for commercial purposes of the Joint Venture’s Business.

Dividends – dividends to be distributed between the Parties in accordance with Article III.

Domain name (Website) – Internet domain www.music1.com

Effective date – the date, which triggers the full efficiency of the present Agreement. The Effective date shall be the date when all the provisions, stipulated in the Section of Closing (1.07 herein) of the present Agreement are properly executed by the Parties .

Joint Venture – a legal entity, incorporated on the territory of Russian Federation, in the city of Moscow, in a legal form of Limited Liability Company (Общество с ограниченной ответственностью, OOO) in accordance with the legislation of Russian Federation with the name Limited Liability Company “MUSIC1” (Общество с ограниченной ответственностью «МЬЮЗИК1»), having the authorized capital in the amount of 10 000 (Ten thousand) Russian Rubles, with the state registration number (OGRN) 1127746225881, Tax ID 7714868363, having the description of its business, assets and regulation set by this Agreement.

Intellectual Property – the complex of intellectual property rights (Launchpad, Music Brain technologies), which is in the ownership of the NETE and which shall be transferred (by license agreements) to the Joint Venture on the terms, set by the Agreement.

K1 Holdings – a company, which is to be registered under the legislation of the British Virgin Islands no later than the 6th of May 2012, which shall technically participate in the Joint Venture on the side of Krutoy.

Launchpad computer system technology – technology which is subject for receiving the patent (application No 12/928,182 dated 12.06.2010), which shall be transferred by NETE to the Joint Venture on the basis of a License Agreement for the fixed consideration of 100 (One hundred) Russian rubles.

LCIA – the London Court of International Arbitration, situated in England.

Manager – Chief executive officer (CEO, General Director) of the Joint Venture, whose duties are stipulated in article IV of the Agreement. The Parties have agreed that the candidacy of the Manager of the Joint Venture shall be elected unanimously, each Party having an equal right to offer the candidacy of the Manager.

Monetary contribution – the monetary contribution of NETE, affected in amount and in the manner as described in clauses 1.02 and 1.05 of the Agreement.

Music Brain technology – technology which is subject for receiving the patent (application No 13/135,965 dated 07.19.2011) which shall be transferred by NETE to the Joint Venture on the basis of a License Agreement for the fixed consideration of 100 (One hundred) Russian rubles.

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NETE RU – the Limited Liability Company “NET ELEMENT RUSSIA” (Общество с ограниченной ответственностью «НЭТ ЭЛЕМЕНТ РАША»), which resides on the territory of the Russian Federation (registration № (OGRN) 1127746179637), the subsidiary of the NETE, which is used by NETE in order to participate in the Joint Venture.

Non-Offering Party – a Party of the Agreement (as a Participant of the Joint Venture), which does not intend to sell its share in the Joint Venture, while the other party is willing to sell (or transfer otherwise) its share in the way, described in Article V of the Agreement.

Offering Party – the Party of this Agreement, acting as a Participant of the Joint Venture, which desires to sell (or transfer otherwise) its Share to the third party, which is regulated by Article V of the Agreement.

Offered Interest – the amount of the Share, owned by the Party of the Agreement, which is offered by this Party (as a Participant of the Joint Venture) for the sale to a third party.

Transfer Notice – a notice of the Offering Party (as a Participant of the Joint Venture) which is to be sent by the offering party to the Non-Offering Party through the Joint Venture with description of the purchase price and other terms of the transfer as a first offer to sell its share (or a part of share in the Joint Venture), which is described in Article V of the Agreement.

The transfer– the process of transfer of the share in the benefit of K1 Holdings.

The Subscription agreement – the Agreement which has a meaning given in clause 1.04 of the Agreement.

Subscription Shares – the shares of NETE, purchased by Krutoy (sold to Krutoy by NETE) under the Subscription agreement in accordance with clause 1.04 of the Agreement.

RECITALS

WHEREAS, NETE has formed a wholly-owned subsidiary NETE RU. NETE shall participate in the Joint Venture and shall execute the rights and obligations in respect to the Joint Venture as a participant throughout NETE RU.

WHEREAS, Krutoy shall form a company with the name “K1 Holdings”, which shall be incorporated and shall act in accordance with the legislation of British Virgin Islands, and shall enter and participate in the Joint Venture and shall execute the rights and obligations in respect to the Joint Venture as a participant throughout this legal entity.

WHEREAS, the Joint Venture Company MUSIC1 has been formed under the legislation of the Russian Federation and the Parties desire to operate its businesses in a form of the Joint Venture, pursuant to the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other valuable consideration, the sufficiency and receipt are hereby acknowledged, the parties agree as follows:

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ARTICLE I

GENERAL PROVISIONS

1.01 Business Purpose. The business of the Joint Venture is to own, lease, manage, and develop its assets and personnel (as provided herein) for the purpose of creation and promoting an Internet based music portal that will operate worldwide, having main target audience in the CIS countries.

1.02 Contributions.

(a) NETE shall contribute to the Joint Venture the following:

(i) Exclusive, non-assignable, royalty-free, perpetual, world-wide rights to use and operate the Internet domain www.music1.com (the “Website”);

(ii) Non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to use the Launchpad computer system technology for the operation of Internet based contests;

(iii) Non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to integrate the Music Brain technology into the Website;

(iv) Not less than US$2,000,000 of Monetary Contribution to the Joint Venture, which shall be used in order to maintain the operations of the Joint Venture as contemplated herein. The funding of Joint Venture must be executed by NETE not later that within 2 months after the moment Krutoy enters the Joint Venture..

(b) Krutoy shall contribute to the Joint Venture the following:

(i) Provide, where appropriate, monetization opportunities propositions and other business development introductions identified by the Joint Venture as having significant business potential; and

(ii) Act as an Advisor and the Chairman of the Board of Directors of the Joint Venture for two years term. Krutoy shall obtain the Consideration for the said services in amount of 5,000,000 shares of NETE restricted common stock, vesting at the rate of 2,500,000 shares per year. The first 2, 500, 000 of shares shall be issued by NETE and transferred to Krutoy not later than one month after Krutoy becomes the Chairman of the Joint Venture. The next 2,500, 000 of shares shall be issued by NETE and transferred to Kruyoy not later than within a month after the start of the second calendar year of his Chairman-term. Krutoy does not pay for this amount (5,000,000) of shares.

1.03 Ownership in the Joint Venture.

The present ownership structure of MUSIC1 LLC is the following:

(a) NETE RU owns 99%;

(b) Trofimov Vladimir Ivanovich, resident of the Russian Federation, owns 1%;

Trofimov Vladimir Ivanovich shall renounce its right for the share for the benefit of NETE RU within 1 (One) month after the signing of the present Agreement.

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The target ownership of Joint Venture shall be divided as follows:

(a) NETE RU will own 67%; and

(b) K1 Holdings will own 33%.

K1 Holdings shall accumulate the share, described above, within 1 (One) month after Trofimov Vladimir Ivanovich renounces for the benefit of NETE RU. The procedure of accumulation of the share is described in 1.06 herein.

1.04 Subscription.

(a)	Krutoy shall enter into a Subscription Agreement with the shareholders of NETE (or NETE) for the purchase of 13,333,333 shares of the common stock of NETE (the “Subscription Shares”) for the aggregate fixed consideration of US$2,000,000 notwithstanding the market price of the shares at the moment of the Purchase. The abovementioned number of shares shall be issued for the name of Krutoy by NETE and transferred to Krutoy by NETE on the terms described in the present clause or in accordance with the applicable terms of the American law, governing the securities issues.

(b)	NETE undertakes to transfer the shares to Krutoy on the above mentioned terms not later than 30 day after the signing of this Agreement 2012.

(c)	Krutoy and NETE are to sign a preliminary agreement of Subscription Agreement, indicating the above-mentioned conditions, including the exact time of signing the Subscription Agreement within 2 (Two) weeks after signing of the present Agreement. In case the preliminary agreement is not applicable, NETE undertakes to issue a warranty letter to confirm the issuance of the shares in the amount and for the price, stipulated in the present clause within 2 (Two) weeks after signing the present Agreement

(d)	Should NETE fail to fulfill any of its obligations, listed above, Krutoy is entitled to withdraw the execution of the present Agreement in full.

1.05 Monetary contribution of NETE. The monetary contribution for the benefit of Joint Venture (transferred to the Joint Venture’s bank account) specified in item iv of clause 1.02 of the Agreement shall be executed by NETE not later than in two months after signing the present agreement. The Monetary Contribution shall be transferred to the Joint Venture by NETE RU in the form of interest-free loan.

1.06 The transfer of the share and the Articles of Association.

The Parties have agreed that K1 Holdings shall obtain the target share in the stock capital of the Joint Venture by buying its 33% share from NETE RU in accordance with the legislation of Russian Federation. The price for the 33% share shall be 3.300 (Three thousand three hundred) Russian rubles, which shall be paid in cash. The contract of purchase and sale of the share between NETE RU (the seller) and K1 Holdings (the purchaser) shall be made in the notary form and shall be drawn and regulated with the rules of the Russian Civil Code and the Russian Federal law of Limited Liability Companies. The notary expenses related with the said contract of the sale and purchase of the share shall be covered by Parties jointly in a ratio of 50 to 50.

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Prior to the moment of concluding contract of sale and purchase of the share from NETE RU to K1 Holdings the new version of Articles of Association of the Joint Venture must be adopted and registered within the registration authority of the Russian Federation, reflecting all the arrangements upon the status of the Joint Venture, reached in the present Agreement. In case the new version of the Articles of Association is not adopted in time, the Parties may agree to change the time of concluding the contract of sale and purchase of the share, or may withdraw the Agreement in full.

1.07 Closing.

The Parties shall schedule the Closing to the Agreement upon completion of the conditions, outlined in this Agreement.

(a)	At the Closing NETE shall execute the following actions in respect to the Joint Venture (and the other Parties):

(i)	transfer the Music Brain License to the Joint Venture under the License Agreement by signing the corresponding assignment agreement;

(ii)	transfer the Launchpad License to the Joint Venture under the License Agreement by signing the corresponding assignment agreement;

(iii)	transfer the rights upon the Domain name to the Joint Venture as well as the login and password information and any other data needed in order to execute the administration of the website www.music1.com, by signing the corresponding assignment agreement.

(iv)	transfer the Monetary Contribution to the Joint Venture, described in item (iv) of (a) of clause 1.02 and clause 1.05 of the Agreement and provide the documents, confirming the fact of payment of the Monetary Contribution to the Joint Venture.

(v)	provide a duly certified copy of a share certificate and/or list of shareholders, confirming the ownership of the 13,333,333 shares of NETE by Krutoy, which have been duly sold and purchased in accordance with the clause 1.04 of the Agreement.

(vi)	Provide a duly certified documents, confirming the ownership over 33% share of the Joint Venture by Krutoy (through K1 Holdings):

-	the contract of sale and purchase of a share, certified by a notary;

-	the original extract from the Unified State Registrar of the legal entities of Russian Federation, confirming the ownership of K1 Holdings over 33% share of the Joint Venture.

1.08 Term of the Agreement. The Joint Venture Agreement shall commence in full from Effective Date, which triggers after the moment the Parties have executed the Closing described in 1.07 of the Agreement, and shall continue in existence until the Joint Venture is terminated, liquidated, or dissolved by law or as provided herein.

ARTICLE II

FORMATION, ADMINISTRATION, AUDIT, LICENSES, COMPLIANCE

The Parties shall work together to ensure the following are completed and agreed upon:

2.01 Formation. The Manager will oversee the formation of Joint Formation as a business entity in Russian Federation.

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2.02 NETE undertakes to provide all its recourses in order to attract Content to the Website, and specifically – to use its best efforts in order to obtain multi-year license agreement with EMI Russia for its entire library of songs and music videos for commercial use by the Joint Venture. All costs, connected with obtainment of the Content shall be carried out by the Joint Venture.

2.03 Krutoy undertakes to anticipate and discuss the possibility of passing non-exclusive rights for the libraries of songs and music videos which are connected with New Wave, Disco Dacha, Pesnya Goda projects and etc. The exact terms and details must be the subject of the foregoing negotiations between the Parties.

2.04	Employees.

(a)	The following employees of Krutoy will be assigned to work on the Joint Venture while continuing to receive their salaries from Krutoy:

Alexander Rumyantsev

Viacheslav Lukashev

Viktor Dudin (collectively, the “Seconded Employees”).

(b)	The Seconded Employees will receive incentive stock options in the amount of 500,000 shares each with a strike price set at market price on the date of NETE Board approval. The stock options will vest annually at 250,000 shares per year for two years from the date of issuance. Vesting will be dependent on the Seconded Employee continuing to participate in the business success of the Joint Venture. The terms and conditions of stock options are governed by the official documents located at the following URL:

http://www.sec.gov/Archives/edgar/data/1293330/000114420411037963/v225587_def14c.htm

http://www.sec.gov/Archives/edgar/data/1293330/000114420411037965/v225575_s-8.htm

2.05 Audit. As a business entity registered with the Securities and Exchange Commission in the United States, NETE should carry out an audit of the assets and business of NETE RU and in turn the business and assets of the Joint Venture. NETE will be responsible for the payment for such audits.

2.06 Business License. All Parties will endeavor to have Joint Venture licensed to conduct its business in Russian Federation in case any licensing is needed due to the legislation of Russian Federation and in all territories outside of Russia where Joint Venture intends to do business.

2.07 Business Plan. The Manager will prepare a Business Plan of Joint Venture, including, without limitation, a time schedule with milestones for the achievement of the financial and operational goals of Joint Venture.

2.08 NETE undertakes to provide account, financial, legal, administrative maintenance of the Joint Venture.

2.09 NETE undertakes to support the Website by the means of its recourses and personnel.

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2.10 Compliance with Law. The Parties shall use their best efforts to cause Joint Venture at all times to perform and comply with the provisions of all applicable laws, including without limitations, provisions of the laws of United States that apply to foreign owned subsidiaries and foreign corrupt practices.

ARTICLE III

DIVIDEND DISTRIBUTION

3.01 Dividends. The common procedure of the dividends distribution shall be the following:

At the discretion of the Board of Directors (as to the amount), the net profit proceeds from the operations of Joint Venture, less the amount necessary to pay expenses, debt payments, capital improvements, replacements and contingencies, including general overhead expenses, shall be distributed not later than the 30th day after the end of each half of year in proportion to each Party’s ownership interest.

3.02. Without prejudice to the above, within 2 month days as of the Closing date the Parties agreed to amend the Charter in respect to the distribution policy of the first 17,000,000$ dividends as follows:

(a)	The first $4,000,000 of dividends shall be distributed in equal shares of 50% to each Participant of the Joint Venture;

(b)	Thereafter, the next $13,000,000 of dividends shall be distributed to NETE RU in full (100%)

After the mentioned amounts have been distributed, dividend distributions will be made pursuant to the ownership interest in the Joint Venture depending on the basis of common procedure in accordance with clause 3.01 of the Agreement.

ARTICLE IV

MANAGEMENT

4.01 The management of the Joint Venture shall be executed by the Manager, the Board of Directors and the Meeting of Participants.

4.02 The Manager shall have full, exclusive and complete authority and discretion in the day-to-day management and control of the business of the Joint Venture for the purposes herein stated and shall make all day-to-day decisions affecting the business of Joint Venture. The Manager is responsible for the execution of the Business Plan of the Joint Venture. The Manager reports of the results of the Joint Venture activity and the Business progress to the Board of Directors.

The appointment of the Manager shall be the responsibility of the Board of Directors. The Manager is to be elected unanimously.

4.03 The Board of Directors.

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(a) The Board of Directors is a collegial body of the Joint Venture. The Board of Directors is to be elected by the decision of participants of the Joint Venture with the majority of ¾ (75%) of the present participants of the Joint Venture.

(b) The Board of Directors shall consist of 4 (Four) members having equal authorities. The rules of decision-making of the Board of Directors shall be governed by the Federal Law of Russia of Limited Liability Companies, by the Articles of Associations and by the present Agreement.

(c) Each Party has the right to nominate 2 (Two) persons to the Board of Directors.

(d) The Parties have agreed that the Krutoy shall be the Chairman of the Joint Venture for 2 years term.

(e) Strategic management of the Joint Venture shall be held by the Board of Directors of the Joint Venture.

4.04 Powers of the Manager. Except as otherwise provided in this Agreement the Manager shall have all of the following powers, which may be exercised in its sole and absolute discretion, on behalf of the Joint Venture:

(a) Expend the capital and profits of the Joint Venture in furtherance of the Joint Venture’s business.

(b) Sell any of the Joint Venture’s Assets (with the exception of any Intellectual property rights Assets, including patents, trademarks, etc., owned by the Joint Venture on the basis of license or any other types of contracts) in the ordinary course of Joint Venture’s business.

(c) Borrow money and to issue evidences of indebtedness on behalf of the Joint Venture in the Joint Venture’s ordinary course of business and provided such borrowings are in an amount not in excess of US$500,000.

(d) Execute and deliver such documents on behalf of Joint Venture as may be deemed necessary or desirable for Joint Venture’s business.

(e) Perform or cause to be performed all of the Joint Venture’s obligations under any agreement to which the Joint Venture is a party.

(f) Bring and defend actions at law or in equity, and to pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Joint Venture.

(g) Employ agents, attorneys, architects, accountants, engineers, contractors, sales, maintenance, administrative or secretarial personnel or other persons necessary for the maintenance of any the Joint Venture’s property and the operation of the business of the Joint Venture.

(h) Open and maintain bank accounts for the deposit of the Joint Venture’s funds, with withdrawals to be made on the Joint Venture’s behalf, upon such signature or signatures as Krutoy may designate.

(i) Perform any necessary actions to carry out the foregoing.

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4.05 Major Decisions. Notwithstanding anything herein to the contrary, Krutoy shall not undertake the following actions without the prior consent of the Board of Directors:

(a) Sale of the assets of the Joint Venture exceeding US$500,000 in value (except in the ordinary course of the Joint Venture’s business).

(b) Expenditure of the Joint Venture’s capital, profits, and other funds in excess of US$500,000 (unless otherwise provided for in the Business Plan).

(c) Borrowing or incurrence of indebtedness, or the refinancing of existing indebtedness of the Joint Venture, which borrowings are secured by assets of the Joint Venture.

(d) Borrowing of monies by the Joint Venture in excess of US$500,000.

4.06 The decisions of the Participants.

All decisions of the participants upon the Business of the Joint Venture, must be made unanimously. The procedure of decision-making at the Meetings of the Participants is to be described in the Articles of Associations of the Joint Venture.

ARTICLE V

RESTRICTIONS ON TRANSFER OF INTERESTS

5.01 Restrictions on Transfer. Notwithstanding any other provision of this Agreement, no Party shall, directly or indirectly, transfer any ownership of such Party (including the economic attributes associated therewith), unless such Transfer is in accordance with the terms of this Article V. The restrictions on Transfer set forth in this Article V may be waived by the unanimous consent of the Parties by signing the Additional Agreement.

5.02 Right of First Refusal. If an Offering Party desires to sell or otherwise Transfer all, or any part, of such Party’s Offered interest, then such Party may do so, only to a Purchaser, and in accordance with the following procedure:

(a) the Offering Party shall first offer to sell the Offered Interest to the remaining Non-Offering Party by sending to the Joint Venture and each of the Non-Offering Party a written notice of the proposed Transfer. The Transfer Notice shall state the number of [shares] offered, together with the proposed price and other material terms of the Purchaser’s offer. The Non-Offering Parties shall have the right, within 30 days after receipt of the Transfer Notice to decide whether to:

(1) purchase the Offered Interest in such amounts as the Parties shall agree amongst themselves;

(2) to waive the Right of First Refusal, by sending an appropriate notice to the Offering Party;

(3), or, in case of failing to reach an agreement, to purchase the Offered Interest pro rata, in accordance with their Percentage Interest in the Joint Venture, at a price equal to the amount proposed to be paid by the Purchaser, pro-rated to the portion of such Offering Party’s Interest being acquired by each purchasing Non-Offering Party.

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(b) If the Non-Offering Parties do not decide, or fail to, purchase all of the Offered Interest within the applicable period, or in case the Offering Party receives the notice indicated in Clause 5.02 (a) (i), the Offering Party shall be free to Transfer all of the Offered Interest to a Purchaser within 30 days following the earlier of: (i) the expiration of the RFR Period, (ii)  giving of written notice by all of the Non-Offering Parties to the Offering Party waiving their Right of First Refusal or indicating their decision to purchase a specified portion of the Offered Interest. The Offering Party shall notify the Company in writing of the executed Transfer of the Offered Interest.

(c) If the Offering Party does not Transfer all of the Offered Interest within the 30-day period specified in subsection (b) above, no subsequent Transfer may be made without first re-offering the Offered Interest to the Non-Offering Parties in accordance with this Section 2.

5.03 Tag-Along Rights. In the event that any Offering Party intends to Transfer any of the Interest held by it, then, within the RFR Period, any Non-Offering Party may, by notification to the Offering Party and the Company, decide to participate in such Transfer in lieu of exercising its right of first refusal. Any Non-Offering Party that fails to notify the Offering Party within such period shall be deemed to have waived its rights hereunder. If a Non-Offering Party notifies the Offering Party it shall have the right to sell, at the same price and on the same terms and conditions as the Offering Party, an amount of Interest equal to the Interest the Purchaser actually proposes to purchase (after giving effect to any Interest purchased by Non-Offering Parties pursuant to Section 5.02 above) multiplied by a fraction, the numerator of which shall be the number of Interests issued and owned by any such Non-Offering Party and the denominator of which shall be the aggregate number of Interest the Purchaser actually proposes to purchase (after giving effect to any Interest purchased by Non-Offering Parties pursuant to Section 5.02 above), plus the aggregate number of Interest held by the Non-Offering Parties exercising their tag-along rights pursuant to this Section.

ARTICLE VI

INDEMNIFICATION OF THE JOINT VENTURE

Except as expressly provided herein, the Parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or omission if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The Parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.

ARTICLE VII

ACCOUNTS

7.01 Books. the Joint Venture will maintain complete and accurate books of the Joint Venture’s affairs at the Joint Venture principal office. NETE will have access thereto at all reasonable times. NETE shall perform such audit controls as it deems necessary to comply with its obligations pursuant to the rules and regulations of the SEC and other regulators. Such books and records shall be maintained in accordance with applicable Russian account rules and shall be translated into GAAP as necessary.

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7.02 Reports, Returns and Audits. The Manager will furnish or will cause to be furnished to each Party:

(a)	Within fifteen (15) days after the end of each calendar month a cash receipt and disbursement statement for the Joint Venture for the preceding month. Additionally, such monthly statement shall include a statement from the Manager as to additional cash requirements of the Joint Venture.

(b)	Within thirty (30) days after the end of the Finance Year, audited financial statements for the Joint Venture prepared by auditors as retained by NETE, such financial statements to include a statement of income, balance sheet, change in capital and statement of changes in cash flow.

(c)	Within thirty (30) days prior to the end of a Finance Year an annual budget for the Joint Venture for the next Finance Year of the Joint Venture. Such budget shall reflect the Manager’s reasonable estimates of the anticipated revenue and expenses of the Joint Venture on a monthly basis for the Joint Venture.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

8.02 Disputes. Any controversy arising under or relating to the interpretation or implementation of this Agreement or the breach thereof shall be construed under the laws of the Russian Federation and shall be settled by binding arbitration of LCIA in London, England, under its rules. The prevailing party in arbitration and litigation shall be entitled to gain payment for all costs and attorney’s fees (both trial and appellate) incurred by it in regard to the proceedings from the other party.

8.03 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

8.04 Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

8.05 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited with an international courier postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

8.06 Severability. Every provision hereof is intended to be severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever or would affect the Joint Venture status for income tax purposes, such provision shall be invalid, but such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

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8.07 Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

8.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and shall be binding upon the Party or Parties who executed the same, but all of such counterparts shall constitute one and the same agreement.

8.09 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

8.10 Amendments/Modifications. This Agreement may only be amended or modified by a written instrument executed by all Parties hereto and/or bound hereby.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

NET ELEMENT, INC.

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Chief Executive Officer

IGOR KRUTOY

/s/ Igor Krutoy
Igor Krutoy

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